Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-270327 and 333-270327-01

December 29, 2025

Medium-Term Senior Notes, Series N

Pricing Supplement No. 2025-USNCH29675 to Product Supplement No. EA-08-02
dated March 23, 2023, Underlying Supplement No. 11 dated March 7, 2023 and Prospectus Supplement and Prospectus each dated March 7, 2023

Citigroup Global Markets Holdings Inc. All Payments Due from Citigroup Global Markets Holdings Inc. Fully and Unconditionally Guaranteed by Citigroup Inc.
Market Linked Securities—Auto-Callable with Leveraged Upside Participation and Contingent Downside Principal at Risk Securities Linked to an Equity Index Basket due January 4, 2029
■	Linked to an unequally weighted basket (the “basket”) comprised of the EURO STOXX 50® Index (40.00%), the Nikkei 225 Index (25.00%), the FTSE® 100 Index (17.50%), the Swiss Market Index® (10.00%) and the S&P/ASX 200 Index (7.50%) (each referred to as a “basket component”)
■	Unlike ordinary debt securities, the securities do not pay interest or repay a fixed amount of principal at maturity and are subject to potential automatic early redemption upon the terms described below. Whether the securities are automatically called for a fixed call premium or, if not automatically called, the maturity payment amount, will depend, in each case, on the performance of the basket on the applicable calculation day.
■	Automatic Call. If the basket closing value on the call date is greater than or equal to the starting value, the securities will be automatically called for redemption for an amount in cash equal to the stated principal amount plus the call premium of 9.00% of the stated principal amount
■	Maturity Payment Amount. If the securities are not automatically called for redemption, you will receive a maturity payment amount that could be greater than, equal to or less than the stated principal amount, depending on the ending value of the basket as follows:

■	If the ending value is greater than the starting value, you will receive the stated principal amount plus a positive return equal to 125% of the percentage increase in the value of the basket from the starting value
■	If the ending value is less than or equal to the starting value, but greater than or equal to the threshold value, you will be repaid the stated principal amount
■	If the ending value is less than the threshold value, you will lose a significant portion, and possibly all, of the stated principal amount of your securities

■	The threshold value for the basket is equal to 75% of the starting value
■	Investors may lose up to 100% of the stated principal amount
■	If the securities are automatically called, the positive return on the securities will be limited to the call premium, and you will not participate in any appreciation of the basket beyond the call premium, which may be significant. If the securities are automatically called, you will no longer have the opportunity to participate in any appreciation of the basket at the participation rate
■	All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.; if Citigroup Global Markets Holdings Inc. and Citigroup Inc. default on their obligations, you could lose some or all of your investment
■	No periodic interest payments or dividends
■	The securities will not be listed on any securities exchange and, accordingly, may have limited or no liquidity. You should not invest in the securities unless you are willing to hold them to maturity.

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” beginning on page PS-7 and “Risk Factors” beginning on page PS-5 of the accompanying product supplement and beginning on page S-1 of the accompanying prospectus supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or determined that this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

The securities are unsecured debt obligations issued by Citigroup Global Markets Holdings Inc. and guaranteed by Citigroup Inc. All payments due on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. None of Wells Fargo Securities, LLC (“Wells Fargo”) or any of its affiliates will have any liability to the purchasers of the securities in the event Citigroup Global Markets Holdings Inc. defaults on its obligations under the securities and Citigroup Inc. defaults on its guarantee obligations. The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

	Per Security	Total
Public Offering Price(1)	$1,000.00	$1,972,000.00
Underwriting Discount and Commission(2)(3)	$25.75	$50,779.00
Proceeds to Citigroup Global Markets Holdings Inc.(2)	$974.25	$1,921,221.00

(1) On the date of this pricing supplement, the estimated value of the securities is $951.80 per security, which is less than the public offering price. The estimated value of the securities is based on Citigroup Global Markets Inc.’s (“CGMI”) proprietary pricing models and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which any person may be willing to buy the securities from you at any time after issuance. See “Valuation of the Securities” in this pricing supplement.

(2) CGMI, an affiliate of Citigroup Global Markets Holdings Inc., as the lead agent for the offering, has agreed to sell the securities to Wells Fargo, as agent. Wells Fargo will receive an underwriting discount and commission of 2.575% ($25.75) for each security it sells. Wells Fargo may pay selected dealers, which may include Wells Fargo Advisors (“WFA”) (the trade name of the retail brokerage business of its affiliates, Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC), a fixed selling commission of 2.00% ($20.00) for each security they sell. In addition to the selling commission allowed to WFA, Wells Fargo may pay $0.75 per security of the underwriting discount and commission to WFA as a distribution expense fee for each security sold by WFA. The total underwriting discount and commission and proceeds to Citigroup Global Markets Holdings Inc. shown above give effect to the actual underwriting discount and commission provided for the sale of the securities. See “Supplemental Plan of Distribution” below and “Use of Proceeds and Hedging” in the accompanying prospectus for further information regarding how we have hedged our obligations under the securities.

(3) In respect of certain securities sold in this offering, CGMI may pay a fee of up to $3.00 per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

Citigroup Global Markets Inc.	Wells Fargo Securities

Market Linked Securities—Auto-Callable with Leveraged Upside Participation and Contingent Downside Principal at Risk Securities Linked to an Equity Index Basket due January 4, 2029
Terms of the Securities
An unequally weighted basket (the “basket”) comprised of the following basket components (each, a “basket component” and together, the “basket components”). The basket components, Bloomberg ticker symbols, weightings and initial component values are set forth in the table below.
Basket:	Basket Component	Bloomberg Ticker Symbol	Weighting	Initial Component Value(1)
	The EURO STOXX 50® Index	SX5E	40.00%	5,751.71
	The Nikkei 225 Index	NKY	25.00%	50,526.92
	The FTSE® 100 Index	UKX	17.50%	9,866.53
	The Swiss Market Index®	SMI	10.00%	13,240.59
	The S&P/ASX 200 Index	AS51	7.50%	8,725.727
(1)	With respect to each basket component, its closing value on the pricing date.
Issuer:	Citigroup Global Markets Holdings Inc., a wholly owned subsidiary of Citigroup Inc.
Guarantee:	All payments due on the securities are fully and unconditionally guaranteed by Citigroup Inc.
Stated Principal Amount:	$1,000 per security. References in this pricing supplement to a “security” are to a security with a stated principal amount of $1,000.
Pricing Date:	December 29, 2025
Issue Date:	January 2, 2026
Final Calculation Day:	December 29, 2028, subject to postponement if such date is not a trading day or certain market disruption events occur as described in the accompanying product supplement.
Maturity Date:	January 4, 2029, subject to postponement as described in the accompanying product supplement.
Automatic Call:

If the basket closing value on the call date is greater than or equal to the starting value, the securities will be automatically called for redemption on the call settlement date for an amount in cash per security equal to $1,000 plus the call premium.

If the securities are automatically called for redemption, the positive return on the securities will be limited to the call premium, and you will not participate in any appreciation of the basket beyond the call premium, which may be significant. If the securities are automatically called, you will no longer have the opportunity to participate in any appreciation of the basket at the participation rate.

If the securities are automatically called for redemption, they will cease to be outstanding on the call settlement date and you will have no further rights under the securities after the call settlement date. You will not receive any notice from us if the securities are automatically called.

Call Date:	January 4, 2027, subject to postponement if such date is not a trading day or certain market disruption events occur as described in the accompanying product supplement. For purposes of the accompanying product supplement, the call date is a “calculation day.”
Call Settlement Date:	The third business day after the call date. For purposes of the accompanying product supplement, the call settlement date is a “payment date.”
Call Premium:	9.00% of the stated principal amount
Maturity Payment Amount:

If the securities are not automatically called for redemption prior to maturity, you will receive a maturity payment amount for each $1,000 stated principal amount security you hold at maturity:

•

If the ending value is greater than the starting value:

$1,000 + ($1,000 × basket return × participation rate)

•

If the ending value is less than or equal to the starting value but greater than or equal to the threshold value:

$1,000; or

•

If the ending value is less than the threshold value:

$1,000 + ($1,000 × basket return)

If the securities are not automatically called for redemption prior to maturity and the ending value is less than the threshold value, you will receive significantly less than the stated principal amount of your securities, and possibly nothing, at maturity.

Participation Rate:	125%

Market Linked Securities—Auto-Callable with Leveraged Upside Participation and Contingent Downside Principal at Risk Securities Linked to an Equity Index Basket due January 4, 2029
Starting Value:	The “starting value” is 100.00.
Ending Value:	The “ending value” will be the basket closing value on the final calculation day.
Basket Closing Value:	On any calculation day, the “basket closing value” will be equal to the product of (i) 100 and (ii) an amount equal to 1 plus the sum of: (A) 40.00% of the component return of the EURO STOXX 50® Index; (B) 25.00% of the component return of the Nikkei 225 Index; (C) 17.50% of the component return of the FTSE® 100 Index; (D) 10.00% of the component return of the Swiss Market Index® and (E) 7.50% of the component return of the S&P/ASX 200 Index.
Basket Return:	The “basket return” is the percentage change from the starting value to the ending value, measured as follows: (ending value – starting value) / starting value
Component Return:	On any calculation day, the “component return” of a basket component will be equal to: (closing value on such date – initial component value) / initial component value
Final Component Value:	With respect to each basket component, its closing value on the final calculation day.
Threshold Value:	75.00, which is equal to 75% of the starting value.
Calculation Agent:	CGMI
Denominations:	$1,000 and any integral multiple of $1,000
CUSIP / ISIN:	17332TDJ5 / US17332TDJ51

Market Linked Securities—Auto-Callable with Leveraged Upside Participation and Contingent Downside Principal at Risk Securities Linked to an Equity Index Basket due January 4, 2029
Additional Information

The terms of the securities are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying product supplement, underlying supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. For example, the accompanying product supplement contains important information about how the closing values of the basket components will be determined and other specified events with respect to the basket components. The accompanying underlying supplement contains information about the basket components that is not repeated in this pricing supplement. It is important that you read the accompanying product supplement, underlying supplement, prospectus supplement and prospectus together with this pricing supplement in connection with your investment in the securities. Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

When we refer to “we,” “us” and “our” in this pricing supplement, we refer only to Citigroup Global Markets Holdings Inc. and not to any of its affiliates, including Citigroup Inc.

You may access the product supplement, underlying supplement and prospectus supplement and prospectus on the SEC website www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product Supplement No. EA-08-02 dated March 23, 2023:

https://www.sec.gov/Archives/edgar/data/200245/000095010323004586/dp190173_424b2-wf0802.htm

•	Underlying Supplement No. 11 dated March 7, 2023:

https://www.sec.gov/Archives/edgar/data/200245/000095010323003815/dp189981_424b2-us11.htm

•	Prospectus Supplement and Prospectus, each dated March 7, 2023: https://www.sec.gov/Archives/edgar/data/200245/000119312523063080/d470905d424b2.htm

Market Linked Securities—Auto-Callable with Leveraged Upside Participation and Contingent Downside Principal at Risk Securities Linked to an Equity Index Basket due January 4, 2029
Investor Considerations

The securities are not appropriate for all investors. The securities may be an appropriate investment for investors who:

•	seek the potential for a fixed return if the basket has appreciated at all as of the call date in lieu of full participation in any potential appreciation of the basket;

•	if the securities are not automatically called for redemption prior to maturity, seek leveraged exposure to the positive performance of the basket if the ending value is greater than the starting value;

•	if the securities are not automatically called for redemption prior to maturity, understand that if the ending value is less than the threshold value, they will be fully exposed to the decline in the basket from the starting value and will receive significantly less than the stated principal amount, and possibly nothing, at maturity;

•	understand that the term of the securities may be limited by the automatic call feature of the securities;

•	are willing to forgo interest payments on the securities and dividends on securities included in the basket components; and

•	are willing to hold the securities to maturity.

The securities may not be an appropriate investment for investors who:

•	seek a liquid investment or are unable or unwilling to hold the securities to maturity;

•	seek a security with a fixed term;

•	are unwilling to accept the risk that, if the securities are not automatically called for redemption prior to maturity, the ending value may be less than the threshold value;

•	seek full return of the stated principal amount of the securities at maturity;

•	seek current income;

•	are unwilling to purchase securities with the estimated value set forth on the cover page;

•	are unwilling to accept the risk of exposure to the basket;

•	seek exposure to the basket components but are unwilling to accept the risk/return trade-offs inherent in the terms of the securities;

•	are unwilling to accept the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.; or

•	prefer the lower risk of fixed income investments with comparable maturities issued by companies with comparable credit ratings.

The considerations identified above are not exhaustive. Whether or not the securities are an appropriate investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the appropriateness of an investment in the securities in light of your particular circumstances. You should also review carefully the “Summary Risk Factors” herein and the “Risk Factors” in the accompanying product supplement for risks related to an investment in the securities. For more information about the basket components, please see the information provided below.

Market Linked Securities—Auto-Callable with Leveraged Upside Participation and Contingent Downside Principal at Risk Securities Linked to an Equity Index Basket due January 4, 2029

Determining Timing and Amount of Payment on the Securities

Whether the securities are automatically called for redemption on the call date will be determined based on the basket closing value on the call date as follows:

If the securities are not automatically called for redemption prior to maturity, on the maturity date you will receive a cash payment per security (the maturity payment amount) calculated as follows:

Is the ending value greater than the starting value?
Yes
You will receive per security:
$1,000 + ($1,000 × basket return × participation rate)
No
Is the ending value less than or equal to the starting value, but greater than or equal to the threshold value?
Yes
You will receive per security:
$1,000
No
You will receive per security:
$1,000 + ($1,000 × basket return)
In this case, you will lose a significant portion, and possibly all, of the stated principal amount of your securities.

Market Linked Securities—Auto-Callable with Leveraged Upside Participation and Contingent Downside Principal at Risk Securities Linked to an Equity Index Basket due January 4, 2029
Summary Risk Factors

An investment in the securities is significantly riskier than an investment in conventional debt securities. The securities are subject to all of the risks associated with an investment in our conventional debt securities (guaranteed by Citigroup Inc.), including the risk that we and Citigroup Inc. may default on our obligations under the securities, and are also subject to risks associated with the basket components. Accordingly, the securities are appropriate only for investors who are capable of understanding the complexities and risks of the securities. You should consult your own financial, tax and legal advisors as to the risks of an investment in the securities and the appropriateness of the securities in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the securities. You should read this summary together with the more detailed description of risks relating to an investment in the securities contained in the section “Risk Factors” beginning on page PS-5 in the accompanying product supplement. You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

You May Lose a Significant Portion, and Possibly All, Of Your Investment.

Unlike conventional debt securities, the securities do not repay a fixed amount of principal at maturity. Instead, if the securities are not automatically called for redemption prior to maturity, your maturity payment amount will depend on the performance of the basket. If the securities are not automatically called for redemption prior to maturity and the ending value is less than the threshold value, you will lose 1% of the stated principal amount of the securities for every 1% by which the basket has declined from the starting value. There is no minimum maturity payment amount on the securities, and you may lose up to all of your investment.

The Securities Do Not Pay Interest.

Unlike conventional debt securities, the securities do not pay interest. You should not invest in the securities if you seek current income during the term of the securities.

If The Securities Are Automatically Called For Redemption Prior To Maturity, Your Potential Return On The Securities Is Limited.

If the securities are automatically called for redemption prior to maturity, your potential return on the securities is limited to the call premium payable upon automatic call. If the basket closing value on the call date is greater than or equal to the starting value, you will be repaid the stated principal amount of your securities and will receive the fixed call premium, regardless of how significantly the basket closing value on that call date may exceed the starting value. Accordingly, the call premium may result in a return on the securities that is significantly less than the return you could have achieved on a direct investment in the basket components. If the securities are automatically called for redemption, you will no longer have the opportunity to participate in any appreciation of the basket at the participation rate.

The Securities May Be Automatically Called For Redemption Prior To Maturity, Limiting The Term Of The Securities.

If the basket closing value on the call date is greater than or equal to the starting value, the securities will be automatically called for redemption. If the securities are automatically called for redemption following the call date, they will cease to be outstanding and you may not be able to reinvest your funds in another investment that provides a similar yield with a similar level of risk.

You Will Not Receive Dividends Or Have Any Other Rights With Respect To The Securities Included In The Basket Components.

You will not receive any dividends with respect to the securities included in the basket components. This lost dividend yield may be significant over the term of the securities. The payment scenarios described in this pricing supplement do not show any effect of lost dividend yield over the term of the securities. In addition, you will not have voting rights or any other rights with respect to the securities included in the basket components.

Changes In The Closing Values Of The Basket Components May Offset Each Other.

The performances of the basket components may not be correlated with each other.  If one or more of the basket components appreciates, the other basket components may not appreciate as much or may even depreciate.  In such event, the appreciation of the closing value of one or more of the basket components may be moderated, wholly offset or more than offset by lesser appreciation or by depreciation in the closing value of one or more of the other basket components.

Market Linked Securities—Auto-Callable with Leveraged Upside Participation and Contingent Downside Principal at Risk Securities Linked to an Equity Index Basket due January 4, 2029

The Basket Components Are Unequally Weighted.

The basket components are unequally weighted. Accordingly, the performance of the basket components with the higher weightings (in this case, the EURO STOXX 50® Index and, to a lesser extent, the Nikkei 225 Index and the FTSE® 100 Index) will influence the payment at maturity to a greater degree than the performance of the basket components with the lower weightings (in this case, the Swiss Market Index® and the S&P/ASX 200 Index). If the basket components with the higher weightings perform poorly, their poor performances could negate or diminish the effect on the basket return of any positive performances by the lower-weighted basket components.

The Basket Components May Be Highly Correlated In Decline.

The performances of the basket components may become highly correlated during periods of declining prices.  This may occur because of events that have broad effects on markets generally or on the markets that the basket components track.  If the basket components become correlated in decline, the depreciation of the closing value of one basket component will not be offset by the performance of the other basket components and, in fact, each basket component may contribute to an overall decline from the starting value to the ending value.

An Investment In The Securities Is Not A Diversified Investment.

The fact that the securities are linked to a basket does not mean that the securities represent a diversified investment.  First, although the basket components differ in important respects, they each track the performance of equity markets, and each may perform poorly if there is a global downturn in equity markets. Second, the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.  No amount of diversification that may be represented by the basket components will offset the risk that we and Citigroup Inc. may default on our obligations.

The Performance Of The Securities Will Depend On The Closing Values Of The Basket Components Solely On The Calculation Days, Which Makes The Securities Particularly Sensitive To Volatility In The Closing Values Of The Basket Components On Or Near The Calculation Days.

Whether the securities will be automatically called for redemption will depend on the basket closing value solely on the call date, regardless of the basket closing value on other days during the term of the securities. If the securities are not automatically called for redemption, what you receive at maturity will depend solely on the ending value, and not the basket closing value on any other day during the term of the securities. Because the performance of the securities depends on the closing values of the basket components on a limited number of dates, the securities will be particularly sensitive to volatility in the closing values of the basket components. You should understand that the closing values of the basket components have historically been highly volatile.

The Securities Are Subject To The Credit Risk Of Citigroup Global Markets Holdings Inc. And Citigroup Inc.

If we default on our obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities.

The Securities Will Not Be Listed On Any Securities Exchange And You May Not Be Able To Sell Them Prior To Maturity.

The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. We have been advised that Wells Fargo currently intends to make a secondary market in relation to the securities. However, Wells Fargo may suspend or terminate making a market without notice, at any time and for any reason. If Wells Fargo suspends or terminates making a market, there may be no secondary market at all for the securities because it is likely that Wells Fargo will be the only broker-dealer that is willing to buy your securities prior to maturity. Accordingly, an investor must be prepared to hold the securities until maturity.

The Estimated Value Of The Securities On The Pricing Date, Based On CGMI’s Proprietary Pricing Models And Our Internal Funding Rate, Is Less Than The Public Offering Price.

The difference is attributable to certain costs associated with selling, structuring and hedging the securities that are included in the public offering price. These costs include (i) any selling concessions or other fees paid in connection with the offering of the securities, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the securities and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates and/or Wells Fargo or its affiliates in connection with hedging our obligations under the securities. These costs adversely affect the economic terms of the securities because, if they were lower, the economic terms of the securities would be more favorable to you. The economic terms of the

Market Linked Securities—Auto-Callable with Leveraged Upside Participation and Contingent Downside Principal at Risk Securities Linked to an Equity Index Basket due January 4, 2029

securities are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the securities. See “The Estimated Value Of The Securities Would Be Lower If It Were Calculated Based On Wells Fargo’s Determination Of The Secondary Market Rate With Respect To Us” below.

The Estimated Value Of The Securities Was Determined For Us By Our Affiliate Using Proprietary Pricing Models.

CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of the basket components, the dividend yields on securities included in the basket components and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the securities. Moreover, the estimated value of the securities set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the securities for other purposes, including for accounting purposes. You should not invest in the securities because of the estimated value of the securities. Instead, you should be willing to hold the securities to maturity irrespective of the initial estimated value.

The Estimated Value Of The Securities Would Be Lower If It Were Calculated Based On Wells Fargo’s Determination Of The Secondary Market Rate With Respect To Us.

The estimated value of the securities included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the securities. We expect that our internal funding rate is generally lower than Wells Fargo’s determination of the secondary market rate with respect to us, which is the rate that we expect Wells Fargo will use in determining the value of the securities for purposes of any purchases of the securities from you in the secondary market. If the estimated value included in this pricing supplement were based on Wells Fargo’s determination of the secondary market rate with respect to us, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the securities, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not an interest rate that is payable on the securities.

Because there is not an active market for traded instruments referencing our outstanding debt obligations, Wells Fargo may determine the secondary market rate with respect to us for purposes of any purchase of the securities from you in the secondary market based on the market price of traded instruments referencing the debt obligations of Citigroup Inc., our parent company and the guarantor of all payments due on the securities, but subject to adjustments that Wells Fargo may deem appropriate.

The Estimated Value Of The Securities Is Not An Indication Of The Price, If Any, At Which Any Person May Be Willing To Buy The Securities From You In The Secondary Market.

Any such secondary market price will fluctuate over the term of the securities based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, we expect that any value of the securities determined for purposes of a secondary market transaction will be based on Wells Fargo’s determination of the secondary market rate with respect to us, which will likely result in a lower value for the securities than if our internal funding rate were used. In addition, we expect that any secondary market price for the securities will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the securities to be purchased in the secondary market transaction, and may be reduced by the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the securities will be less than the public offering price.

The Value Of The Securities Prior To Maturity Will Fluctuate Based On Many Unpredictable Factors.

The value of your securities prior to maturity will fluctuate based on the closing values of the basket components, the volatility of the closing values of the basket components, dividend yields on securities included in the basket components, interest rates generally, the time remaining to maturity and our and Citigroup Inc.’s creditworthiness, as reflected in our secondary market rate, among other factors described under “Risk Factors—General Risk Factors Relating To All Securities—The Value Of Your Securities Prior To Maturity Will Fluctuate Based On Many Unpredictable Factors” in the accompanying product supplement.  Changes in the closing values of the basket components may not result in comparable changes in the value of your securities.  You should understand that the value of your securities at any time prior to maturity may be significantly less than the public offering price.

Market Linked Securities—Auto-Callable with Leveraged Upside Participation and Contingent Downside Principal at Risk Securities Linked to an Equity Index Basket due January 4, 2029

We Have Been Advised That, Immediately Following Issuance, Any Secondary Market Bid Price Provided By Wells Fargo, And The Value That Will Be Indicated On Any Brokerage Account Statements Prepared By Wells Fargo Or Its Affiliates, Will Reflect A Temporary Upward Adjustment.

The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period. See “Valuation of the Securities” in this pricing supplement.

The Performance Of The Basket Components Will Not Be Adjusted For Changes In Currency Exchange Rates.

The basket components are composed of stocks traded in foreign currencies. The value of each of these foreign currencies may each be subject to a high degree of fluctuation relative to the U.S. dollar.  However, the performance of the basket components and the value of your securities will not be adjusted for exchange rate fluctuations.  If the foreign currencies appreciate relative to the U.S. dollar over the term of the securities, your return on the securities will underperform an alternative investment that offers exposure to that appreciation in addition to the changes in the values of the basket components.

The Basket Components Are Subject To Risks Associated With Non-U.S. Markets.

Investments in securities linked to the value of non-U.S. stocks involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than about U.S. companies that are subject to the reporting requirements of the SEC. Further, non-U.S. companies are generally subject to accounting, auditing and financial reporting standards and requirements and securities trading rules that are different from those applicable to U.S. reporting companies. The prices of securities in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws. Moreover, the economies in such countries may differ favorably or unfavorably from the economy of the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

Our Offering Of The Securities Is Not A Recommendation Of The Basket Components.

The fact that we are offering the securities does not mean that we or Wells Fargo or its affiliates believe that investing in an instrument linked to the basket components is likely to achieve favorable returns. In fact, as we and Wells Fargo and its affiliates are each part of respective global financial institutions, our affiliates and affiliates of Wells Fargo may have positions (including short positions) in the basket components or in instruments related to the basket components, and may publish research or express opinions, that in each case are inconsistent with an investment linked to the basket components. These and other activities of our affiliates or of Wells Fargo or its affiliates may affect the closing values of the basket components in way that negatively affects the value of and your return on the securities.

The Closing Values of the Basket Components May Be Adversely Affected By Our Or Our Affiliates’, Or By Wells Fargo And Its Affiliates’, Hedging And Other Trading Activities.

We have hedged our obligations under the securities through CGMI or other of our affiliates and/or Wells Fargo or its affiliates, who have taken positions in the basket components or in financial instruments related to the basket components and may adjust such positions during the term of the securities.  Our affiliates and Wells Fargo and its affiliates may also take positions in the basket components or in financial instruments related to the basket components on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions on behalf of customers. These activities could affect the closing values of the basket components in a way that negatively affects the value of and your return on the securities. They could also result in substantial returns for us or our affiliates or Wells Fargo and its affiliates while the value of the securities declines.

We And Our Affiliates And Wells Fargo And Its Affiliates May Have Economic Interests That Are Adverse To Yours As A Result Of Our And Their Respective Business Activities.

Our affiliates and Wells Fargo and its affiliates engage in business activities with a wide range of companies.  These activities include extending loans, making and facilitating investments, underwriting securities offerings and providing advisory services.  These activities could involve or affect the basket components in ways that negatively affects the value of and your return on the securities. They could also result in substantial returns for us or our affiliates or Wells Fargo or its affiliates while the value of the securities declines.  In addition, in the course of this business, we or our affiliates or Wells Fargo or its affiliates may acquire non-public information, which will not be disclosed to you.

Market Linked Securities—Auto-Callable with Leveraged Upside Participation and Contingent Downside Principal at Risk Securities Linked to an Equity Index Basket due January 4, 2029

The Calculation Agent, Which Is An Affiliate Of Ours, Will Make Important Determinations With Respect To The Securities.

If certain events occur during the term of the securities, such as market disruption events and other events with respect to the basket components, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect your return on the securities.  In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the securities.  See “Risk Factors — General Risk Factors Relating To All Securities—The Calculation Agent, Which Is An Affiliate Of Ours, Will Make Important Determinations With Respect To The Securities” in the accompanying product supplement.

Changes That Affect The Basket Components May Affect The Value Of Your Securities.

The sponsor of a basket component may at any time make methodological changes or other changes in the manner in which they operate that could affect the value of the basket component. We are not affiliated with any such sponsor and, accordingly, we have no control over any changes such sponsor may make. Such changes could adversely affect the performance of the basket components and the value of and your return on the securities.

The Call Settlement Date And The Stated Maturity Date May Be Postponed If A Calculation Day Is Postponed.

A calculation day (including the final calculation day) will be postponed for non-trading days and certain market disruption events. If such a postponement occurs, the call settlement date or maturity date, as applicable, will be postponed. For more information regarding adjustments to the calculation days and payment dates and the circumstances that may result in a market disruption event, see the relevant sections of the accompanying product supplement.

The U.S. Federal Tax Consequences Of An Investment In The Securities Are Unclear.

There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”).  Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid forward contracts.  If the IRS were successful in asserting an alternative treatment of the securities, the tax consequences of the ownership and disposition of the securities might be materially and adversely affected.  Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax treatment of the securities, possibly retroactively.

If you are a non-U.S. investor, you should review the discussion of withholding tax issues in “United States Federal Tax Considerations—Non-U.S. Holders” below.

You should read carefully the discussion under “United States Federal Tax Considerations” and “General Risk Factors Relating to All Securities” in the accompanying product supplement and “United States Federal Tax Considerations” in this pricing supplement.  You should also consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Market Linked Securities—Auto-Callable with Leveraged Upside Participation and Contingent Downside Principal at Risk Securities Linked to an Equity Index Basket due January 4, 2029
Hypothetical Examples and Returns

The payout profile, return table and examples below illustrate how to determine the payment on the securities, assuming the various hypothetical basket closing values indicated below. The examples are solely for illustrative purposes, do not show all possible outcomes and are not a prediction of what the actual payment on the securities will be. The actual payment on the securities will depend on the actual basket closing values on the calculation days.

The examples below are based on the following hypothetical values and do not reflect the actual initial component values of the basket components.  For the actual initial component values of the basket components, see “Terms of the Securities” above.  We have used these hypothetical values, rather than the actual values, to simplify the calculations and aid understanding of how the securities work.  However, you should understand that the actual payment on the securities will be calculated based on the actual initial component values of the basket components, and not the hypothetical values indicated below.

Hypothetical Payout Profile

Hypothetical Security Return at Maturity
Hypothetical Basket Return
Call Premium
100%
80%
60%
40%
20%
0%
-20%
-40%
-60%
-80%
-100%
Hypothetical Security Return
Participation Rate: 125%
Call Date (Call Premium: 9.00%)
25% contingent downside protection
-25%
-100%
-80%
-60%
-40%
-20%
0%
20%
40%
60%
80%
100%
Percentage Change of Basket

Market Linked Securities—Auto-Callable with Leveraged Upside Participation and Contingent Downside Principal at Risk Securities Linked to an Equity Index Basket due January 4, 2029

Hypothetical Returns

If the securities are automatically called:

Hypothetical payment per security on call settlement date	Hypothetical total pre-tax rate of return
$1,090.00	9.00%

If the securities are not automatically called:

Hypothetical ending value	Hypothetical basket return	Hypothetical maturity payment amount per security	Hypothetical total pre-tax rate of return
200.00	100.00%	$2,250.00	125.00%
175.00	75.00%	$1,937.50	93.75%
150.00	50.00%	$1,625.00	62.50%
140.00	40.00%	$1,500.00	50.00%
130.00	30.00%	$1,375.00	37.50%
120.00	20.00%	$1,250.00	25.00%
110.00	10.00%	$1,125.00	12.50%
100.00	0.00%	$1,000.00	0.00%
90.00	-10.00%	$1,000.00	0.00%
80.00	-20.00%	$1,000.00	0.00%
75.00	-25.00%	$1,000.00	0.00%
74.99	-25.01%	$749.90	-25.01%
70.00	-30.00%	$700.00	-30.00%
60.00	-40.00%	$600.00	-40.00%
50.00	-50.00%	$500.00	-50.00%
25.00	-75.00%	$250.00	-75.00%
0.00	-100.00%	$0.00	-100.00%

Hypothetical Examples

If the securities are automatically called:

Example 1—Automatic Call. The hypothetical basket closing value on the call date is greater than the starting value.

	The EURO STOXX 50® Index	The Nikkei 225 Index	The FTSE® 100 Index	The Swiss Market Index®	The S&P/ASX 200 Index
Hypothetical initial component value:	100.00	100.00	100.00	100.00	100.00
Hypothetical closing value on call date:	155.00	160.00	130.00	155.00	110.00
Hypothetical component return on call date:	55.00%	60.00%	30.00%	55.00%	10.00%

Based on the component returns set forth above, the basket closing value on the call date would equal:

100 × [1 + (40.00% × 55.00%) + (25.00% × 60.00%) + (17.50% × 30.00%) + (10.00% × 55.00%) + (7.50% × 10.00%)] = 148.50

Because the basket closing value on the call date is greater than the starting value, the securities would be automatically called for redemption on the call settlement date for an amount in cash per security equal to $1,000 plus the call premium of 9.00% of the stated principal amount. In this example, the total payment upon automatic call would be $1,090.00 per security.

Even though the basket on the call date appreciated by a percentage greater than the call premium from the starting value to the basket closing value on the call date in this example, your return is limited to the call premium. In this scenario, an investment in the

Market Linked Securities—Auto-Callable with Leveraged Upside Participation and Contingent Downside Principal at Risk Securities Linked to an Equity Index Basket due January 4, 2029

securities would underperform a hypothetical alternative investment providing 1-to-1 exposure to the appreciation of the basket. If the securities are automatically called for redemption, they will cease to be outstanding on the call settlement date and you will have no further rights under the securities after the call settlement date.

If the securities are not automatically called:

Example 2—Upside Scenario. The hypothetical ending value is greater than the starting value.

	The EURO STOXX 50® Index	The Nikkei 225 Index	The FTSE® 100 Index	The Swiss Market Index®	The S&P/ASX 200 Index
Hypothetical initial component value:	100.00	100.00	100.00	100.00	100.00
Hypothetical closing value on call date:	95.00	80.00	85.00	90.00	85.00
Hypothetical final component value:	135.00	120.00	115.00	110.00	135.00
Hypothetical component return on final calculation day:	35.00%	20.00%	15.00%	10.00%	35.00%

Based on the component returns set forth above, the ending value would equal:

100 × [1 + (40.00% × 35.00%) + (25.00% × 20.00%) + (17.50% × 15.00%) + (10.00% × 10.00%) + (7.50% × 35.00%)] = 125.25

Therefore, the basket return would be equal to 25.25%.

Because the hypothetical basket closing value on the call date is less than the starting value, the securities are not automatically called. Because the hypothetical ending value is greater than the starting value, the maturity payment amount per security would be equal to:

$1,000 + ($1,000 × basket return × participation rate)

$1,000 + ($1,000 × 25.25% × 125.00%)

$1,000 + $315.63

= $1,315.63

On the stated maturity date, you would receive $1,315.63 per security.

Because the basket appreciated from the starting value to the hypothetical ending value, you would receive a total return at maturity equal to the upside performance of the basket multiplied by the participation rate.

Example 3—Par Scenario. The hypothetical ending value is less than the starting value but greater than the threshold value.

	The EURO STOXX 50® Index	The Nikkei 225 Index	The FTSE® 100 Index	The Swiss Market Index®	The S&P/ASX 200 Index
Hypothetical initial component value:	100.00	100.00	100.00	100.00	100.00
Hypothetical closing value on call date:	95.00	80.00	85.00	90.00	85.00
Hypothetical final component value:	50.00	105.00	110.00	115.00	110.00
Hypothetical component return on final calculation day:	-50.00%	5.00%	10.00%	15.00%	10.00%

Based on the component returns set forth above, the ending value would equal:

100 × [1 + (40.00% × -50.00%) + (25.00% × 5.00%) + (17.50% × 10.00%) + (10.00% × 15.00%) + (7.50% × 10.00%)] = 85.25

Therefore, the basket return would be equal to -14.75%.

Because the hypothetical basket closing value on the call date is less than the starting value, the securities are not automatically called. Because the hypothetical ending value is less than the starting value but greater than the threshold value, you would be repaid the stated principal amount of your securities at maturity but would not receive any positive return on your investment.

Market Linked Securities—Auto-Callable with Leveraged Upside Participation and Contingent Downside Principal at Risk Securities Linked to an Equity Index Basket due January 4, 2029

On the stated maturity date, you would receive $1,000.00 per security.

In this example, the significant decrease in the EURO STOXX 50® Index has a significant impact on the ending value of the basket notwithstanding the percentage increases in the other basket components.

Example 4—Downside Scenario.The hypothetical ending value is less than the threshold value.

	The EURO STOXX 50® Index	The Nikkei 225 Index	The FTSE® 100 Index	The Swiss Market Index®	The S&P/ASX 200 Index
Hypothetical initial component value:	100.00	100.00	100.00	100.00	100.00
Hypothetical closing value on call date:	95.00	80.00	85.00	90.00	85.00
Hypothetical final component value:	55.00	70.00	60.00	50.00	40.00
Hypothetical component return on final calculation day:	-45.00%	-30.00%	-40.00%	-50.00%	-60.00%

Based on the component returns set forth above, the ending value would equal:

100 × [1 + (40.00% × -45.00%) + (25.00% × -30.00%) + (17.50% × -40.00%) + (10.00% × -50.00%) + (7.50% × -60.00%)] = 58.00

Therefore, the basket return would be equal to -42.00%.

Because the hypothetical basket closing value on the call date is less than the starting value, the securities are not automatically called. Because the hypothetical ending value is less than the hypothetical threshold value, your maturity payment amount in this scenario would reflect 1-to-1 exposure to the negative performance of the basket. You would receive a maturity payment amount per security equal to:

$1,000 + ($1,000 × basket return)

$1,000 + ($1,000 × -42.00%)

= $580.00

On the stated maturity date, you would receive $580.00 per security.

Market Linked Securities—Auto-Callable with Leveraged Upside Participation and Contingent Downside Principal at Risk Securities Linked to an Equity Index Basket due January 4, 2029
Information About the Basket

The basket will represent an unequally weighted portfolio of the following five basket components, with the return of each basket component having the weighting noted parenthetically: the EURO STOXX 50® Index (40.00%), the Nikkei 225 Index (25.00%), the FTSE® 100 Index (17.50%), the Swiss Market Index® (10.00%) and the S&P/ASX 200 Index (7.50%). The value of the basket will increase or decrease depending upon the performance of the basket components. For more information regarding the basket components, see the information provided herein. The basket does not reflect the performance of all major securities markets.

While historical information on the value of the basket does not exist for dates prior to the pricing date, the following graph sets forth the hypothetical historical daily values of the basket for the period from January 6, 2020 to December 29, 2025, assuming that the basket was constructed on January 6, 2020 with a value of 100 on that date and that each of the basket components had the applicable weighting as of such day. We obtained the closing values and other information used by us in order to create the graph below from Bloomberg L.P., without independent verification.

The hypothetical historical basket values, as calculated solely for the purposes of the offering of the securities, fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the value of the basket during any period shown below is not an indication that the percentage change in the value of the basket is more likely to be positive or negative during the term of the securities. The hypothetical historical values do not give an indication of future values of the basket.

Market Linked Securities—Auto-Callable with Leveraged Upside Participation and Contingent Downside Principal at Risk Securities Linked to an Equity Index Basket due January 4, 2029
Information About the EURO STOXX 50® Index

The EURO STOXX 50® Index is composed of 50 component stocks of market sector leaders from within the EURO STOXX® Supersector indices, which represent the Eurozone portion of the STOXX Europe 600® Supersector indices. The STOXX Europe 600® Supersector indices contain the 600 largest stocks traded on the major exchanges of certain European countries. The EURO STOXX 50® Index is calculated and maintained by STOXX Limited.

Please refer to the section “Equity Index Descriptions—The STOXX Benchmark Indices” in the accompanying underlying supplement for additional information.

We have derived all information regarding the EURO STOXX 50® Index from publicly available information and have not independently verified any information regarding the EURO STOXX 50® Index.  This pricing supplement relates only to the securities and not to the EURO STOXX 50® Index.  We make no representation as to the performance of the EURO STOXX 50® Index over the term of the securities.

The securities represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only.  The sponsor of the EURO STOXX 50® Index is not involved in any way in this offering and has no obligation relating to the securities or to holders of the securities.

Historical Information

The closing value of the EURO STOXX 50® Index on December 29, 2025 was 5,751.71.

The graph below shows the closing value of the EURO STOXX 50® Index for each day such value was available from January 2, 2020 to December 29, 2025. We obtained the closing values from Bloomberg L.P., without independent verification. You should not take historical closing values as an indication of future performance.

Market Linked Securities—Auto-Callable with Leveraged Upside Participation and Contingent Downside Principal at Risk Securities Linked to an Equity Index Basket due January 4, 2029
Information About the Nikkei 225 Index

The Nikkei 225 Index is a stock index that measures the composite price performance of selected Japanese stocks. The Nikkei 225 Index is currently based on 225 underlying stocks (the “Nikkei Underlying Stocks”) trading on the Tokyo Stock Exchange representing a broad cross-section of Japanese industries. Non-ordinary shares, such as shares of ETFs, REITs, preferred stock or other preferred securities or tracking stocks, are excluded from the Nikkei 225 Index.  The Nikkei 225 Index is reported by Bloomberg L.P. under the ticker symbol “NKY”

The “Nikkei 225 Index” is a trademark of “Nikkei Inc.” and has been licensed for use by Citigroup Inc. and its affiliates.  For more information, see “Equity Index Descriptions—The Nikkei 225 Index—License Agreement” in the accompanying underlying supplement.

Please refer to the section “Equity Index Descriptions—The Nikkei 225 Index” in the accompanying underlying supplement for important disclosures regarding the Nikkei 225 Index, as supplemented by the following updated information.

Effective October 2022, if the weight of any Nikkei Underlying Stock exceeds a certain threshold (the “weight cap threshold”) on the base date of a periodic review, a capping ratio will be applied to decrease the weight of that Nikkei Underlying Stock. The weight cap threshold for any Nikkei Underlying Stock is (i) 12% as of the October 2022 periodic review, (ii) 11% as of the October 2023 periodic review and (iii) 10% as of the October 2024 periodic review. For any Nikkei Underlying Stock to which a capping ratio is applied, the price of that Nikkei Underlying Stock is adjusted by a capped price adjustment factor (“CPAF”) equal to (i) the capping ratio multiplied by (ii) the PAF (as defined under “Indices—The Nikkei 225 Index—Calculation of the Nikkei 225 Index” in the accompanying underlying supplement).

If, on the base date of a periodic review, the weight of any Nikkei Underlying Stock exceeds the weight cap threshold and a capping ratio does not already apply to that Nikkei Underlying Stock, a capping ratio of 0.9 is applied on the effective date of the periodic review. If a capping ratio already applies to any Nikkei Underlying Stock, the capping ratio will be decreased in increments of 0.1 on the effective date of the periodic review until there is a change in the CPAF. If, on the base date of a periodic change, the weight of a Nikkei Underlying Stock to which a capping ratio is applied is below 5%, the capping ratio will be increased in increments of 0.1 on the effective date of the periodic review until there is a change in the CPAF; however, the capping ratio will be canceled if it increases to 1.0. When a Nikkei Underlying Stock to which a capping ratio is applied effects a large-scale stock split or reverse split and the PAF is adjusted by the ratio of the split or reverse split, the capping ratio may be revised as necessary to ensure that the new CPAF does not change the weight of that Nikkei Underlying Stock.

In addition, as of October 2022, the Nikkei Underlying Stocks are reviewed semiannually with base dates at the end of January and July, and results of each review are applied on the first trading day in April and October, respectively.

We have derived all information regarding the Nikkei 225 Index from publicly available information and have not independently verified any information regarding the Nikkei 225 Index.  This pricing supplement relates only to the securities and not to the Nikkei 225 Index.  We make no representation as to the performance of the Nikkei 225 Index over the term of the securities.

The securities represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only.  The sponsor of the Nikkei 225 Index is not involved in any way in this offering and has no obligation relating to the securities or to holders of the securities.

Historical Information

The closing value of the Nikkei 225 Index on December 29, 2025 was 50,526.92.

The graph below shows the closing value of the Nikkei 225 Index for each day such value was available from January 6, 2020 to December 29, 2025. We obtained the closing values from Bloomberg L.P., without independent verification. You should not take historical closing values as an indication of future performance.

Market Linked Securities—Auto-Callable with Leveraged Upside Participation and Contingent Downside Principal at Risk Securities Linked to an Equity Index Basket due January 4, 2029

Market Linked Securities—Auto-Callable with Leveraged Upside Participation and Contingent Downside Principal at Risk Securities Linked to an Equity Index Basket due January 4, 2029
Information About the FTSE® 100 Index

The FTSE® 100 Index measures the composite price performance of stocks of the largest 100 companies (determined on the basis of market capitalization) traded on the London Stock Exchange.  The FTSE® 100 Index is reported by Bloomberg L.P. under the ticker symbol “UKX.”

FTSE International Limited (“FTSE”) and its licensors and CGMI have entered into a non-exclusive license agreement providing for the license to Citigroup Inc. and its affiliates, in exchange for a fee, of the right to use the FTSE® 100 Index, which is owned and published by FTSE, in connection with certain financial instruments, including the securities. For more information, see “Equity Index Descriptions—The FTSE® 100 Index—License Agreement” in the accompanying underlying supplement.

Please refer to the section “Equity Index Descriptions—The FTSE® 100 Index” in the accompanying underlying supplement for important disclosures regarding the FTSE® 100 Index.

Historical Information

The closing value of the FTSE® 100 Index on December 29, 2025 was 9,866.53.

The graph below shows the closing value of the FTSE® 100 Index for each day such value was available from January 2, 2020 to December 29, 2025. We obtained the closing values from Bloomberg L.P., without independent verification. You should not take historical closing values as an indication of future performance.

Market Linked Securities—Auto-Callable with Leveraged Upside Participation and Contingent Downside Principal at Risk Securities Linked to an Equity Index Basket due January 4, 2029
Information About the Swiss Market Index®

The Swiss Market Index® (“SMI®”) is a free-float adjusted market capitalization-weighted price return index of the Swiss equity market. The SMI® is reported by Bloomberg L.P. under the ticker symbol “SMI.”

SIX Swiss Exchange Ltd (“SIX Swiss Exchange”) and its licensors and Citigroup Global Markets Holdings Inc. have entered into a non-exclusive license agreement providing for the license to Citigroup Global Markets Holdings Inc. and its affiliates, in exchange for a fee, of the right to use the SMI®, which is owned and published by SIX Swiss Exchange, in connection with certain financial instruments, including the securities. For more information, see “Equity Index Descriptions—The Swiss Market Index—License Agreement” in the accompanying underlying supplement.

Please refer to the section “Equity Index Descriptions— The Swiss Market Index” in the accompanying underlying supplement for important disclosures regarding the Swiss Market Index.

Historical Information

The closing value of the Swiss Market Index on December 29, 2025 was 13,240.59.

The graph below shows the closing value of the Swiss Market Index for each day such value was available from January 3, 2020 to December 29, 2025. We obtained the closing values from Bloomberg L.P., without independent verification. You should not take historical closing values as an indication of future performance.

Market Linked Securities—Auto-Callable with Leveraged Upside Participation and Contingent Downside Principal at Risk Securities Linked to an Equity Index Basket due January 4, 2029
Information About the S&P/ASX 200 Index

The S&P/ASX 200 Index measures the performance of the 200 largest index-eligible stocks listed on the Australian Securities Exchange (the “ASX”) by float-adjusted market capitalization, and is widely considered Australia’s benchmark index. The S&P/ASX 200 Index is reported by Bloomberg L.P. under the ticker symbol “AS51.”

S&P Dow Jones and Citigroup Global Markets Inc. have entered into a non-exclusive license agreement providing for the license to Citigroup Inc. and its other affiliates, in exchange for a fee, of the right to use indices owned and published by S&P Dow Jones in connection with certain financial products, including the securities. For more information, see “Equity Index Descriptions—The S&P/ASX 200 Index—License Agreement” in the accompanying underlying supplement.

Please refer to the section “Equity Index Descriptions—The S&P/ASX 200 Index” in the accompanying underlying supplement for important disclosures regarding the S&P/ASX 200 Index.

Historical Information

The closing value of the S&P/ASX 200 Index on December 29, 2025 was 8,725.727.

The graph below shows the closing value of the S&P/ASX 200 Index for each day such value was available from January 2, 2020 to December 29, 2025. We obtained the closing values from Bloomberg L.P., without independent verification. You should not take historical closing values as an indication of future performance.

Market Linked Securities—Auto-Callable with Leveraged Upside Participation and Contingent Downside Principal at Risk Securities Linked to an Equity Index Basket due January 4, 2029
United States Federal Tax Considerations

You should read carefully the discussion under “United States Federal Tax Considerations” and “General Risk Factors Relating to All Securities” in the accompanying product supplement and “Summary Risk Factors” in this pricing supplement.

In the opinion of our counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, a security should be treated as a prepaid forward contract for U.S. federal income tax purposes.  By purchasing a security, you agree (in the absence of an administrative determination or judicial ruling to the contrary) to this treatment. There is uncertainty regarding this treatment, and the IRS or a court might not agree with it.

Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result under current law:

•	You should not recognize taxable income over the term of the securities prior to maturity, other than pursuant to a sale or exchange.

•	Upon a sale or exchange of a security (including retirement at maturity), you should recognize capital gain or loss equal to the difference between the amount realized and your tax basis in the security. Such gain or loss should be long-term capital gain or loss if you held the security for more than one year.

We do not plan to request a ruling from the IRS regarding the treatment of the securities. An alternative characterization of the securities could materially and adversely affect the tax consequences of ownership and disposition of the securities, including the timing and character of income recognized. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should consult your tax adviser regarding possible alternative tax treatments of the securities and potential changes in applicable law.

Non-U.S. Holders. Subject to the discussions below and in “United States Federal Tax Considerations” in the accompanying product supplement, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the securities, you generally should not be subject to U.S. federal withholding or income tax in respect of any amount paid to you with respect to the securities, provided that (i) income in respect of the securities is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.

As discussed under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying product supplement, Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities (“U.S. Underlying Equities”) or indices that include U.S. Underlying Equities.  Section 871(m) generally applies to instruments that substantially replicate the economic performance of one or more U.S. Underlying Equities, as determined based on tests set forth in the applicable Treasury regulations.  However, the regulations, as modified by an IRS notice, exempt financial instruments issued prior to January 1, 2027 that do not have a “delta” of one.  Based on the terms of the securities and representations provided by us, our counsel is of the opinion that the securities should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. Underlying Equity and, therefore, should not be subject to withholding tax under Section 871(m).

A determination that the securities are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this treatment.  Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including your other transactions.  You should consult your tax adviser regarding the potential application of Section 871(m) to the securities.

If withholding tax applies to the securities, we will not be required to pay any additional amounts with respect to amounts withheld.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement.  The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities.

You should also consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Market Linked Securities—Auto-Callable with Leveraged Upside Participation and Contingent Downside Principal at Risk Securities Linked to an Equity Index Basket due January 4, 2029
Supplemental Plan of Distribution

Pursuant to the terms of the Amended and Restated Global Selling Agency Agreement, dated April 7, 2017, CGMI, acting as principal, will purchase the securities from Citigroup Global Markets Holdings Inc. CGMI, as the lead agent for the offering, has agreed to sell the securities to Wells Fargo, as agent. Wells Fargo will receive an underwriting discount and commission of 2.575% ($25.75) for each security it sells. Wells Fargo may pay selected dealers, which may include WFA, a fixed selling commission of 2.00% ($20.00) for each security they sell. In addition to the selling commission allowed to WFA, Wells Fargo may pay $0.75 per security of the underwriting discount and commission to WFA as a distribution expense fee for each security sold by WFA.

In addition, in respect of certain securities sold in this offering, CGMI may pay a fee of up to $3.00 per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

For the avoidance of doubt, the fees and selling concessions described in this pricing supplement will not be rebated if the securities are automatically called for redemption.

Valuation of the Securities

CGMI calculated the estimated value of the securities set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the securities by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the securities, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the securities (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The Value Of The Securities Prior To Maturity Will Fluctuate Based On Many Unpredictable Factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

We have been advised that, for a period of approximately three months following issuance of the securities, the price, if any, at which Wells Fargo would be willing to buy the securities from investors, and the value that will be indicated for the securities on any brokerage account statements prepared by Wells Fargo or its affiliates, will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion of the costs associated with selling, structuring and hedging the securities that are included in the public offering price of the securities. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the three-month temporary adjustment period. However, Wells Fargo is not obligated to buy the securities from investors at any time. See “Summary Risk Factors—The Securities Will Not Be Listed On Any Securities Exchange And You May Not Be Able To Sell Them Prior To Maturity.”

Validity of the Securities

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to Citigroup Global Markets Holdings Inc., when the securities offered by this pricing supplement have been executed and issued by Citigroup Global Markets Holdings Inc. and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such securities and the related guarantee of Citigroup Inc. will be valid and binding obligations of Citigroup Global Markets Holdings Inc. and Citigroup Inc., respectively, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to the application of state securities or Blue Sky laws to the securities.

In giving this opinion, Davis Polk & Wardwell LLP has assumed the legal conclusions expressed in the opinions set forth below of Alexia Breuvart, Secretary and General Counsel of Citigroup Global Markets Holdings Inc., and Karen Wang, Senior Vice President – Corporate Securities Issuance Legal of Citigroup Inc.  In addition, this opinion is subject to the assumptions set forth in the letter of Davis Polk & Wardwell LLP dated February 14, 2024, which has been filed as an exhibit to a Current Report on Form 8-K filed by Citigroup Inc. on February 14, 2024, that the indenture has been duly authorized, executed and delivered by, and is a valid, binding and enforceable agreement of, the trustee and that none of the terms of the securities nor the issuance and delivery of the securities and the related guarantee, nor the compliance by Citigroup Global Markets Holdings Inc. and Citigroup Inc. with the terms of the securities and the related guarantee respectively, will result in a violation of any provision of any instrument or agreement then

Market Linked Securities—Auto-Callable with Leveraged Upside Participation and Contingent Downside Principal at Risk Securities Linked to an Equity Index Basket due January 4, 2029

binding upon Citigroup Global Markets Holdings Inc. or Citigroup Inc., as applicable, or any restriction imposed by any court or governmental body having jurisdiction over Citigroup Global Markets Holdings Inc. or Citigroup Inc., as applicable.

In the opinion of Alexia Breuvart, Secretary and General Counsel of Citigroup Global Markets Holdings Inc., (i) the terms of the securities offered by this pricing supplement have been duly established under the indenture and the Board of Directors (or a duly authorized committee thereof) of Citigroup Global Markets Holdings Inc. has duly authorized the issuance and sale of such securities and such authorization has not been modified or rescinded; (ii) Citigroup Global Markets Holdings Inc. is validly existing and in good standing under the laws of the State of New York; (iii) the indenture has been duly authorized, executed and delivered by Citigroup Global Markets Holdings Inc.; and (iv) the execution and delivery of such indenture and of the securities offered by this pricing supplement by Citigroup Global Markets Holdings Inc., and the performance by Citigroup Global Markets Holdings Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York.

Alexia Breuvart, or other internal attorneys with whom she has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to her satisfaction, of such corporate records of Citigroup Global Markets Holdings Inc., certificates or documents as she has deemed appropriate as a basis for the opinions expressed above. In such examination, she or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Global Markets Holdings Inc.), the authenticity of all documents submitted to her or such persons as originals, the conformity to original documents of all documents submitted to her or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

In the opinion of Karen Wang, Senior Vice President – Corporate Securities Issuance Legal of Citigroup Inc., (i) the Board of Directors (or a duly authorized committee thereof) of Citigroup Inc. has duly authorized the guarantee of such securities by Citigroup Inc. and such authorization has not been modified or rescinded; (ii) Citigroup Inc. is validly existing and in good standing under the laws of the State of Delaware; (iii) the indenture has been duly authorized, executed and delivered by Citigroup Inc.; and (iv) the execution and delivery of such indenture, and the performance by Citigroup Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents.  This opinion is given as of the date of this pricing supplement and is limited to the General Corporation Law of the State of Delaware.

Karen Wang, or other internal attorneys with whom she has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to her satisfaction, of such corporate records of Citigroup Inc., certificates or documents as she has deemed appropriate as a basis for the opinions expressed above. In such examination, she or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Inc.), the authenticity of all documents submitted to her or such persons as originals, the conformity to original documents of all documents submitted to her or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

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